Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

THIS WARRANT IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF FEBRUARY 20, 2004, AS AMENDED FROM TIME TO TIME AMONG THE COMPANY AND CERTAIN HOLDERS OF OUTSTANDING SECURITIES.  THE TERMS OF SUCH AGREEMENT INCLUDES, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS.  A COPY OF THE AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS WARRANT TO THE SECRETARY OF THE COMPANY.

NEORX CORPORATION

WARRANT

Warrant No. [ ]	Dated: February 23, 2004

NeoRx Corporation, a Washington corporation (the “Company”), hereby certifies that, for value received, [Name of Purchaser] or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of [     ](1) shares of common stock, $0.02 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $7.00 per share (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from time to time from and after the date hereof and through and including the five (5) year anniversary of the date hereof (the “Expiration Date”), and subject to the following terms and conditions.  This Warrant (this “Warrant”) is one of a series of similar warrants issued pursuant to that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Purchasers identified therein (the “Purchase Agreement”).  All such warrants are referred to herein, collectively, as the “Warrants.”

(1) 50% warrant coverage.

1.             Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement.

2.             Registration of Warrant.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time.  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

3.             Registration of Transfers.  The Company shall register the transfer, subject to compliance with applicable federal and state securities laws, of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein (or such other office or agency of the Company as it may designate by notice to the holder hereof).  Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.             Exercise and Duration of Warrant.

(a)           This Warrant shall be exercisable by the registered Holder during normal business hours on any Business Day from time to time on or after the date hereof to and including the Expiration Date.  At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall expire and be and become void and of no value; provided that, if the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) on a “cashless exercise” basis at 6:30 P.M. New York City time on the Expiration Date.

(b)           A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”  The Holder shall not be required to deliver the Warrant for the Warrant Shares being exercised in order to effect an exercise hereunder; provided, however, that the Holder shall deliver such Warrant (or an affidavit of loss relating thereto) within 7 Business Days following delivery of the Exercise Notice.  If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the Warrant certificates representing the Warrant Shares being exercised, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, or at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

5.             Delivery of Warrant Shares.

(a)           Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Business Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the aggregate number of full Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided.   The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the close of business on the Exercise Date. The Company shall, upon request of the Holder, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(b)           Each certificate for Warrant Shares issued to any subsequent transferee of any such certificate shall be stamped or otherwise imprinted with legends in the form substantially set forth in the Purchase Agreement, unless counsel for the Company is of the opinion that such legend is unnecessary.

(c)           In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the third Business Day following the Exercise Date, and if after such third Business Day and prior to receipt of the Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then in the Holder’s sole discretion, the Company shall within three Trading Days after the Holder’s request, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

(d)           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

6.             Charges, Taxes and Expenses.   Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder of this Warrant.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.             Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8.             Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder arising by or through the Company (taking into account the adjustments and restrictions of Section 9 ). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and receipt of payment of the applicable Exercise Price in accordance with the terms hereof, be duly authorized, validly issued and fully paid and nonassessable.

9.             Certain Adjustments.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)           Stock Dividends and Splits.  If the Company, at any time while this Warrant is outstanding, (i) pays a dividend or makes a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case (x) the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and (y) the number of Warrant Shares acquirable upon exercise of this Warrant immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock that would have been acquirable under this Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination would own or be entitled to receive after such record date or the effective date of such subdivision or combination, as applicable.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)           Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus) (in each case, “Distributed Property”), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value at such record date of the portion of the Distributed Property so distributed in respect of one outstanding share of Common Stock, as determined by the Company’s independent certified public accountants that regularly examine the financial statements of the Company (an “Appraiser”).  In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), the cost of which appraiser shall be borne by the Holder, in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser.  As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the 60th day after such record date, the Company will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date.  If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of this Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property.

(c)           Fundamental Transactions.  If, at any time prior to the exercise in full of this Warrant, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”).  The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.  If any Fundamental Transaction or other transaction constitutes or results in a Change of Control, then at the request of the Holder delivered before the 60th day after the record date fixed for determination of stockholders entitled to receive such Alternate Consideration, the Company (or any such successor or surviving entity) will purchase this Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of such request.

(d)           Subsequent Equity Sales.

(i)            If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) at an effective price to the Company per share of Common Stock (the “Effective Price”) less than the Exercise Price (as adjusted hereunder to such date), then the Exercise Price shall be reduced to equal the product of (A) the Exercise Price in effect immediately prior to such issuance of Common Stock or Common Stock Equivalents times (B) a fraction, the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issuance, plus (2) the number of shares of Common Stock which the aggregate Effective Price of the Common Stock issued (or deemed to be issued) would purchase at the Exercise Price, and the denominator of which is the aggregate number of shares of Common Stock outstanding or deemed to be outstanding immediately after such issuance.  For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Company to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (before deduction of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Exercise Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(ii)           If, at any time while this Warrant is outstanding, the Company or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date).

(iii)          Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of any Excluded Stock.

(e)           Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a), (b) or (d) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f)            Calculations.  All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)           Notice of Adjustments.  Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.  Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(h)           Notice of Corporate Events.  If the Company (i) takes a record of the holders of its Common Stock for the purpose of entitling them to a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into a binding written agreement contemplating or solicits stockholder approval for any Fundamental Transaction, or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

10.           Payment of Exercise Price.  The Holder shall pay the Exercise Price in immediately available funds or the Holder may satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised (including both shares to be issued to the Holder and shares to be canceled as payment therefor).

A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

11.           Limitation on Exercise.  (a)  Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph.  The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation.

(b)           Overall Cap on Common Stock Issuable.  Notwithstanding anything contained herein to the contrary, if the rules of Nasdaq require, the aggregate number of shares of Common Stock issued and issuable by the Company under the Transaction Documents shall not exceed 19.99% of the number of shares of Common Stock or 19.99% of the voting power outstanding on the original date of issuance of the Common Stock and Warrants issued pursuant to the Closing of the transactions contemplated by the Purchase Agreement, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the “Issuable Minimum”), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Company.  If, at the time any Holder requests an exercise of any of the Warrants, the Actual Minimum exceeds the Issuable Maximum (and if the Company has not previously obtained the required shareholder approval), then the Company shall issue to the Holder requesting such exercise a number of shares of Common Stock not exceeding such Holder’s pro-rata portion of the Issuable Maximum (based on such Holder’s share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Warrant Shares previously issued to such Holder), and the remainder of the Warrant Shares issuable in connection with such exercise or conversion (if any) shall constitute “Excess Shares” pursuant to Section 11(c) below.  For the purposes hereof, “Actual Minimum” shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants, ignoring any limits on the number of shares of Common Stock that may be owned by a Holder at any one time.

(c)           In the event that any Holder’s receipt of shares of Common Stock upon exercise of this Warrant is restricted based on the Issuable Maximum, the Company shall either: (i) promptly call a shareholders meeting to obtain the required shareholder approval necessary to permit the issuance of such Excess Shares; provided, however, that the Company shall not be required to call a special meeting for such purpose if the Company’s annual meeting is to take place within three months of the date on which the Company becomes aware that such approval will be required and the Company includes such approval for action at the annual meeting, or (ii) within five Trading Days after such event, pay cash to such Holder, as liquidated damages and not as a penalty, in an amount equal to the Black Scholes value of this Warrant with respect to the portion of this Warrant which is unexercisable due to the Issuable Maximum after giving effect to the limitations in Section 11(b), measured as of the date of such event (such difference, the “Cash Amount”).  No shares of Common Stock that were issued pursuant to the Transaction Documents may be entitled to vote to approve the issuance of such Excess Shares.  If the Company elects the first option under the first sentence of this Section 11(c) and the Company fails to obtain the required shareholder approval as set forth above in this Section 11(c), then within five Trading Days after the Company’s failure to obtain the required shareholder approval, the Company shall pay the Cash Amount to such Holder, as liquidated damages and not as a penalty.  The portion of this Warrant in respect of which the Cash Amount has been paid shall be cancelled and retired and the Company shall have no further obligation with respect thereto.

12.           Call Right.

(a)           Subject to the provisions of this Section 12, if at any time after the Effective Date, the VWAP of the Common Stock on the Company’s Trading Market is equal to or above $10.50 (as adjusted for any stock splits, stock combinations, stock dividends and other similar events) (the “Threshold Price”) for each of any twenty consecutive Trading Days occurring after the second anniversary of the Effective Date, then the Company at any time thereafter shall have the right, but not the obligation (the “Call Right”), on 20 Trading Days prior written notice to the Holder, to cancel any unexercised portion of this Warrant for which an Exercise Notice has not yet been delivered prior to the Cancellation Date (the “Call Amount”).

(b)           To exercise the Call Right, the Company shall deliver to the Holder an irrevocable written notice (a “Call Notice”) indicating the Call Amount.  The date that the Company delivers the Call Notice to the Holder shall be referred to as the “Call Date.”  Within 20 Trading Days of receipt of the Call Notice, and provided that the Holder is permitted to exercise this Warrant pursuant to Section 4 above, the Holder may exercise this Warrant in whole or in part be delivering to the Company an Exercise Notice in accordance with Section 4 above.  Any portion of the Call Amount that is not exercised by 6:30 p.m. (New York City time) on the 20th Trading Day following the date of receipt of the Call Notice (the “Cancellation Date”) shall be cancelled.  Any unexercised portion of this Warrant to which the Call Notice does not pertain (the “Remaining Portion”) will be unaffected by such Call Notice.  The Company covenants and agrees that it will honor any Exercise Notice with respect to the Call Amount, provided that such Exercise Notice is in proper form, duly signed and delivered accompanied by full payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice) in accordance with Section 4 above and is received by the Company prior to 6:30 p.m. (New York City time) on the Cancellation Date.

(c)           Notwithstanding anything to the contrary set forth in this Warrant, unless waived in writing by the Holder, the Company may not deliver a Call Notice or require the cancellation of any unexercised Call Amount (and any Call Notice will be void) unless from the beginning of the twenty (20) consecutive Trading Days used to determine whether the Common Stock has achieved the Threshold Price through the Cancellation Date (the “Call Period”) (i) the Company shall have honored in accordance with the terms of this Warrant any Exercise Notice delivered in accordance with Section 4 above by 6:30 p.m. (New York City time) on the Call Date, (ii) the Registration Statement shall be effective as to all of the Warrant Shares and the prospectus thereunder available for use by the Holder for the resale all such Warrant Shares, or the Warrant Shares qualify for resale without restriction under Rule 144(k), (iii) the average of the VWAP for the Trading Days during the Call Period is equal to or greater than the Threshold Price, and (iv) the Company has not breached any of its material obligations under the Transaction Documents.

13.           Fractional Shares.  The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant.  If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the Company will issue cash in lieu of such fractional share.

14.           Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices or communications shall be as set forth in the Purchase Agreement.

15.           Warrant Agent.  The Company shall serve as warrant agent under this Warrant.  Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

16.           Miscellaneous.

(a)           Subject to the restrictions on transfer set forth on the first page hereof and in Section 4.1 of the Purchase Agreement, this Warrant may be assigned by the Holder.  This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction.  This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be modified or amended or the provisions of this Warrant waived with the written consent of both the Company and the Holder.  The Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, and (ii) will take all such action as may be reasonably necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant.

(b)           Governing Law; Venue; Waiver Of Jury Trial.  all questions concerning the construction, validity, enforcement and interpretation of this warrant shall be governed by and construed and enforced in accordance with the laws of the state of new york.  each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the city of new york, borough of manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  the company hereby waives all rights to a trial by jury.

(c)           The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)           In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)           Subject to compliance with the provisions of Section 16(a), this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

NEORX CORPORATION

By:
Name:
Title:

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To:  NeoRx Corporation

The undersigned is the Holder of Warrant No.               (the “Warrant”) issued by NeoRx Corporation, a Washington corporation (the “Company”).  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.                                       The Warrant is currently exercisable to purchase a total of                      Warrant Shares.

2.                                       The undersigned Holder hereby exercises its right to purchase                          Warrant Shares pursuant to the Warrant.

3.                                       The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	“Cash Exercise”

☐	“Cashless Exercise”

4.                                       If the holder has elected a Cash Exercise, the holder shall pay the sum of $                          to the Company in accordance with the terms of the Warrant.

5.                                       Pursuant to this exercise, the Company shall deliver to the holder                           Warrant Shares in accordance with the terms of the Warrant.

6.                                       Following this exercise, the Warrant shall be exercisable to purchase a total of                           Warrant Shares.

7.                                       The Holder hereby undertakes to deliver the original Warrant certificate within 7 Business Days following delivery of this Exercise Notice, as required by Section 4 of the Warrant, and the Holder hereby agrees to indemnify the Company and its Affiliates for any losses, claims, damages, liabilities, settlement costs and expenses (including without limitation reasonably attorneys’ fees) resulting from or arising out of the Holder’s failure to so deliver the original Warrant certificate.

Dated:	,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                 the right represented by the within Warrant to purchase                           shares of Common Stock of NeoRx Corporation to which the within Warrant relates and appoints                           attorney to transfer said right on the books of NeoRx Corporation with full power of substitution in the premises.

Dated:	,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: